                                                                     EXHIBIT 2.1



                                MASTER AGREEMENT

                                  BY AND AMONG

                       BOBBY ALLISON WIRELESS CORPORATION

                          BOBBY ALLISON WIRELESS, INC.

                                       AND

                       TRITON PCS PROPERTY COMPANY L.L.C.







                           Dated as of August 6, 2001



                                TABLE OF CONTENTS

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                                                                                                                   PAGE
ARTICLE 1         Assignment.....................................................................................   1

         1.1      Assignment.....................................................................................   1

         1.2      Assumption.....................................................................................   2

         1.3      Exclusions and Limitations.....................................................................   2

         1.4      Discharged Liabilities.........................................................................   2

         1.5      Handset Inventory..............................................................................   2

         1.6      Furniture and Fixtures.........................................................................   3

         1.7      Deposit........................................................................................   3

ARTICLE 2         PURCHASE PRICE.................................................................................   3

         2.1      Purchase Price; Covenants Not to Compete and Loaned Employee Agreement.........................   3

         2.2      Purchase Price Adjustment......................................................................   4

ARTICLE 3         THE CLOSING....................................................................................   6

         3.1      Time and Place of Closing......................................................................   6

         3.2      Deliveries by Assignor.........................................................................   6

         3.3      Deliveries by Assignee.........................................................................   6

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF ASSIGNOR.....................................................   7

         4.1      Organization...................................................................................   7

         4.2      Authority Relative to this Agreement...........................................................   7

         4.3      Noncontravention: Consents and Approvals.......................................................   7

         4.4      Leases and Leased Real Property................................................................   8

         4.5      Leased Real Property...........................................................................  10

         4.6      Undisclosed Liabilities........................................................................  10

         4.7      Litigation.....................................................................................  10

         4.8      Compliance with Laws...........................................................................  11

         4.9      Inventory and Furniture and Fixtures...........................................................  11

         4.10     Brokers and Finders............................................................................  11

         4.11     Disclosure.....................................................................................  11

         4.12     Tax Matters....................................................................................  11

         4.13     Employment Matters.............................................................................  11

                                TABLE OF CONTENTS
                                   (CONTINUED)

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                                                                                                                  PAGE
ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF ASSIGNEE....................................................   12

         5.1      Organization..................................................................................   13

         5.2      Authority Relative to this Agreement..........................................................   13

         5.3      Noncontravention; Consents and Approvals......................................................   13

ARTICLE 6         COVENANTS OF THE PARTIES......................................................................   14

         6.1      Conduct of Businesses.........................................................................   14

         6.2      Employees.....................................................................................   14

         6.3      Access to Information.........................................................................   15

         6.4      Other Consents, Waivers and Approvals.........................................................   15

         6.5      Consummation of Agreement.....................................................................   15

         6.6      Confidentiality; Public Announcements.........................................................   16

         6.7      Allocation of Purchase Price..................................................................   16

         6.8      Release of Liens..............................................................................   16

         6.9      Joint and Several.............................................................................   16

         6.10     Costs and Expenses............................................................................   17

         6.11     Transfer and Other Taxes......................................................................   17

         6.12     Excise Tax Filings............................................................................   17

ARTICLE 7         CONDITIONS TO THE OBLIGATIONS OF ASSIGNEE.....................................................   17

         7.1      Representations and Warranties................................................................   17

         7.2      Covenants.....................................................................................   17

         7.3      Certificates..................................................................................   17

         7.4      Certain Proceedings...........................................................................   18

         7.5      Opinion of Counsel............................................................................   18

         7.6      No Material Adverse Change....................................................................   18

         7.7      Consents......................................................................................   18

         7.8      Releases......................................................................................   18

         7.9      Assignors' Actions............................................................................   18

         7.10     Document Delivery.............................................................................   18

         7.11     Included Leases...............................................................................   19

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                  PAGE
ARTICLE 8         CONDITIONS TO THE OBLIGATIONS OF ASSIGNOR.....................................................   19

         8.1      Representations and Warranties................................................................   19

         8.2      Covenants.....................................................................................   19

         8.3      Certificates..................................................................................   20

         8.4      Certain Proceedings...........................................................................   20

         8.5      Opinion of Counsel............................................................................   20

         8.6      Document Delivery.............................................................................   20

ARTICLE 9         SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..................................................   20

         9.1      Survival of Representations...................................................................   20

         9.2      Assignor's Agreement to Indemnify.............................................................   21

         9.3      Assignee's Agreement to Indemnify.............................................................   22

ARTICLE 10        TERMINATION...................................................................................   24

         10.1     Termination...................................................................................   24

         10.2     Procedure and Effect of Termination...........................................................   24

ARTICLE 11        MISCELLANEOUS PROVISIONS......................................................................   25

         11.1     Expenses......................................................................................   25

         11.2     Further Assurances............................................................................   26

         11.3     Amendment and Modification....................................................................   26

         11.4     Waiver of Compliance: Consents................................................................   26

         11.5     Notices.......................................................................................   26

         11.6     Assignment....................................................................................   27

         11.7     No Solicitation...............................................................................   27

         11.8     Governing Law.................................................................................   28

         11.9     Specific Performance..........................................................................   28

         11.10    Counterparts..................................................................................   28

         11.11    Interpretation................................................................................   28

         11.12    Entire Agreement..............................................................................   28

         11.13    Risk of Loss..................................................................................   28

         11.14    Severability..................................................................................   29

         11.15    Cooperation With Respect to Taxes and Other Matters...........................................   29

         11.16    Glossary of Defined Terms.....................................................................   30

                                MASTER AGREEMENT


         This Master Agreement (this "Agreement") is entered into this 6th day of August, 2001, by and among BOBBY ALLISON WIRELESS CORPORATION, a Florida corporation ("BAW"), BOBBY ALLISON WIRELESS, INC., a Florida corporation and a wholly-owned subsidiary of BAW (each individually, an "Assignor," and jointly referred to herein as the "Assignors"), and Triton PCS Property Company L.L.C., a Delaware limited liability company ("Assignee").

                             PRELIMINARY STATEMENTS


         A. As a tenant, each Assignor is party to one or more leases (each a "Lease," and, collectively referred to herein as, the "Leases") as described on Exhibit A hereto, each of which relates to the lease of retail store or kiosk locations (each a "Retail Store", and, collectively referred to herein as, the "Retail Stores") as identified on Exhibit A.

         B. Each Assignor desires to assign the Leases to the Assignee and Assignee desires to assume such Leases from such Assignor on the terms and subject to the conditions and other provisions set forth herein.


                                    AGREEMENT


         In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                   ASSIGNMENT

         1.1      Assignment.

                  (a) Upon the terms and subject to the conditions set forth herein, including Section 1.2 below, each Assignor and Assignee hereby agree, at the Closing (as defined below), to execute and deliver, and to perform their respective obligations under, an Assignment and Assumption Agreement, substantially in the form attached as Exhibit B hereto (each an "Assignment and Assumption Agreement" and collectively, the "Assignment and Assumption Agreements.") for each of the Included Leases (as defined below), pursuant to which each Assignor will sell, assign, transfer and deliver to Assignee, and Assignee will assume from such Assignor, free and clear of any mortgage, pledge, lien, charge, claim, option, conditional sales, security interest or other encumbrance, restriction or limitation of any nature whatsoever

("Liens"), all of the Included Leases and all of such Assignor's rights, title and interest under and to all Included Leases;

                  (b) For purposes of this Agreement the term "Included Lease" shall mean any Lease that is not an Excluded Lease.

                  (c) For purposes of this Agreement, the term "Excluded Lease" shall mean any Lease that Assignee has (i) included in a Notice of Excluded Leases in the form attached hereto as Exhibit C (an "Excluded Lease Notice") which such Excluded Lease Notice has been delivered by Assignee to Assignors on or prior to the Closing Date and (ii) excluded from the transactions contemplated hereby in accordance with one or more of the following provisions:

                           (i)      if, in Assignee's reasonable judgment, any
party thereto is in default under, or in breach of, or there exists an event of default under the terms of such Lease, or an act or omission has occurred which if not cured will become a default or breach of such Lease or which, with notice or lapse of time or both will become a default or event of default under such Lease, and any such breach, default or event of default is not cured on or prior to the Closing Date to Assignee's reasonable satisfaction; or

                           (ii)     the Landlord Consent (as defined below) with
respect to such Lease has not been obtained prior to the Closing Date or such Lease has been terminated; or

                           (iii)    the Retail Store with respect to such Lease
shall be materially damaged, destroyed or taken by condemnation prior to the Closing Date.

         1.2 Assumption. Upon the terms and subject to the conditions set forth herein, as of the Closing Date, and subject to consummation of the Closing, Assignee shall assume, pay, discharge and perform the obligations and liabilities of each Assignor under the Included Leases (i) which are attributable to the period after 12:01 a.m. on the Closing Date (the "Effective Time"), and (ii) which, by the terms thereof, are to be observed, paid, discharged or performed, as the case may be, at any time after the Effective Time by the tenant under the Lease.

         1.3 Exclusions and Limitations. Other than as specified herein, Assignee shall not, nor shall it have the obligation to, assume, pay, perform, discharge or be responsible or liable for, any obligations, duties, claims, commitments, expenses, current or deferred income taxes, agreements or other liabilities of Assignors of any nature whatsoever, including, without limitation, pursuant to the Included Leases, which obligations, duties and liabilities shall remain the obligations, duties and liabilities of Assignors.

         1.4 Discharged Liabilities. Prior to, or on the Closing, each Assignor shall cause all monetary obligations and other liabilities relating to the Included Leases or Assignor's operations in the Retail Stores prior to the Effective Time, to be discharged in full, at no cost or expense to Assignee, including, without limitation, Unpaid Rent, which shall be paid in accordance with Section 2 hereof.

         1.5 Handset Inventory. Upon the terms and subject to the conditions set forth herein, each Assignor hereby agrees, on the Inventory Closing Date, to sell, and Assignee agrees to purchase, the handset inventory (the "Inventory") of such Assignor on hand at each of the Retail Stores relating to the Included Leases (each an "Included Retail Store," and, collectively referred to herein as, the "Included Retail Stores"). On or prior to the third day after the Closing, the parties shall cooperate in good faith to prepare a certificate containing a list of Inventory on hand at each Included Retail Store as of the Closing and the Inventory Purchase Price (as hereinafter defined) therefor (the "Inventory Certificate").

         1.6 Furniture and Fixtures. Upon the terms and subject to the conditions set forth herein, Assignee will have the right to use all of the current furniture and trade fixtures at the Included Retail Stores and the Additional Retail Stores (as defined below) (collectively, the "Furniture and Fixtures") for a period of thirty (30) days after the Closing Date or the related Subsequent Closing Date, as the case may be, at no cost to Assignee. At the end of such thirty (30) day period, each Assignor may remove such furniture and fixtures from the Included Retail Stores or the Additional Retail Stores, as the case may be, at its own cost; provided, however, that such removal shall not harm or otherwise damage the Included Retail Stores or the Additional Retail Stores, as the case may be, any of Assignees properties or assets at such Included Retail Stores or Additional Retail Stores. Any Furniture and Fixtures not so removed shall, upon the expiration of forty-five (45) days after the Closing Date or the related Subsequent Closing Date, as the case may be, become the property of Assignee without the payment of any consideration therefor. Prior to the Closing, each Assignor shall deliver to Assignee a certificate, executed on behalf of Assignor, listing all Furniture and Fixtures (the "F&F List").

         1.7 Deposit. Assignors hereby acknowledges having received a deposit amount of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deposit") from Assignee. Assignors agree that the Deposit shall be credited to the Purchase Price in accordance with the provisions of Sections 2.1(a)(i) and 3.3(a) hereof. If prior to the Closing this Agreement is terminated pursuant to the terms of this Agreement, including, without limitation, pursuant to Section 10 hereof (other than solely as a result or a material breach or default of this Agreement by Assignee), then the Deposit, together with deemed interest income with respect thereto, calculated at the prime rate of interest Citibank, N.A. announced from time to time during the period that Assignors held such Deposit ("Deemed Interest"), shall be returned to Assignee (without defense or setoff) within one (1) business day of such termination.

                                   ARTICLE 2
                                 PURCHASE PRICE

         2.1 Purchase Price; Covenants Not to Compete and Loaned Employee Agreement.

                  (a) The aggregate purchase price for the Leases and the Assignor Covenant Not to Compete (as defined below) shall be Three Million One Hundred Thousand Dollars ($3,100,000) (the "Preliminary Purchase Price"), subject to adjustment as set forth in Section 2.2 below (the "Purchase Price"). At the Closing, the Purchase Price shall be paid or credited as follows:

                           (i)      The Deposit, together with all Deemed
Interest, shall be credited to the Purchase Price; and

                           (ii)     An amount equal to the difference (such
difference, the "Cash Payment") between the Initial Purchase Price (as defined below), minus (A) the amount of the Deposit, together with all Deemed Interest, minus (B) the amount of any Allocation Adjustment, minus (C) the Unpaid Rent Amount and minus (D) the Retained Consideration (which shall be retained by Assignee in accordance with Section 2.1(g) hereof), shall be paid by Assignee to Assignors, by wire transfer of immediately available funds to the account of Assignors previously notified in writing to Assignee.

                           (iii)    The Unpaid Rent Amount shall be paid by
Assignee, by wire transfer of immediately available funds, as set forth on
Schedule 2.1(a)(iii) hereto.

                  (b) The aggregate purchase price for the Inventory shall be equal to the amount mutually agreed upon by the parties within three (3) days after Closing based on the list price at which such Assignor could purchase the Inventory from Assignee on the Closing Date and such amount shall be set forth in the Inventory Certificate (the "Inventory Purchase Price"). At the Inventory Closing (as defined below), the Inventory Purchase Price shall be paid by wire transfer of immediately available funds to the account of Assignors previously notified in writing to Assignee.

                  (c) At Closing, each Assignor shall enter into a Covenant Not to Compete, substantially in the form of Exhibit D attached hereto with Assignee (the "Assignor Covenant Not to Compete").

                  (d) At Closing, Bobby Allison Wireless, Inc. and Triton PCS, Inc. shall enter into a Loaned Employees Agreement, substantially in the form of Exhibit E attached hereto (the "Loaned Employees Agreement").

                  (e) The Purchase Price shall be allocated among the Leases and the Assignor Covenant Not to Compete as agreed to among the parties in accordance with Section 6.7 of this Agreement, provided that the allocation of the Purchase Price shall in no way be dictated, fixed or determined by reference to the beneficiary of the account(s) designated for receipt thereof pursuant hereto or the amount of the portion of the Purchase Price wired to such account(s). If the parties do not agree on the allocation of the Purchase Price by the thirtieth (30th) day after the Closing, each party may allocate the Purchase Price as it determines in its sole discretion.

                  (f) For purposes hereof, "Unpaid Rent" means all rent and other amounts due and payable on or before the Closing Date in respect of all the Included Leases, together with any fees, interests, penalties or other amounts due in connection therewith and all fees, costs and expenses payable to the landlords in connection with obtaining the landlords' consents to the assignment of the Included Leases hereunder. For purposes hereof, the "Unpaid Rent Amount" shall mean Assignors' good faith estimate of the aggregate amount of all Unpaid Rent as of the Closing as set forth in a certificate, executed on behalf of Assignors, and delivered to Assignee at or before the Closing.

                   (g) For purposes hereof, "Retained Consideration" shall mean an amount equal to One Hundred Thousand Dollars ($100,000). Within three
(3) business days after the date on which an aggregate of fifteen (15) Leases has been assigned by Assignors to Assignee pursuant to the terms of this Agreement (the "Release Date") (whether at a Closing or at one or more Subsequent Closings (as defined below)), Assignee shall transfer to Assignors by wire transfer of immediately available funds, an amount equal to the difference between (i) Fifty Thousand Dollars ($50,000), minus (ii) the sum of (A) all amounts owed to Assignee pursuant to Section 2.2(b)(ii)(B) (relating to an adjustment to the Purchase Price), (B) all amounts owed to Assignee pursuant to
Section 9.2 (relating to indemnification) and (C) the amount of all claims of Assignee pursuant to Section 9.2 which have not been resolved on or prior to such date for which notice of such claims has been given prior to the Release Date, and Assignee shall be entitled to retain an amount equal to the sum of the amounts set forth in the preceding clauses (i), (ii) and (iii) plus Fifty Thousand Dollars ($50,000). On the date which is ninety (90) days after the Closing Date, Assignee shall transfer to Assignors by wire transfer of immediately available funds, the remainder of the Retained Consideration, less the aggregate of (i) all amounts owed to Assignee pursuant to Section 2.2(b)(ii)(B) (relating to an adjustment to the Purchase Price) and (ii) all amounts owed to Assignee pursuant to Section 9.2 (relating to indemnification) and (iii) the amount of all claims of Assignee pursuant to Section 9.2 which have not been resolved on or prior to such date for which notice of such claims has been given prior to such ninetieth (90th) day, and Assignee shall be entitled to retain an amount equal to the sum of the amounts set forth in the preceding clauses (i), (ii) and (iii).


         2.2      Purchase Price Adjustment

                  (a) Determination of Lease Purchase Price and Inventory Purchase Price. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses as provided for herein. All expenses arising from the Included Leases and the Included Retail Stores, including business and license fees, utility charges, real property taxes (other than as specified in Section 6.11) and similar prepaid and deferred items (the "Expenses"), shall be prorated between Assignors and Assignee in accordance with generally accepted accounting principles and to effect the principle that Assignors shall be responsible for all expenses, costs and liabilities allocable to the Included Leases and the operations of any Included Retail Stores for the period prior to the Effective Time, and Assignee shall be responsible for all expenses, costs and liabilities allocable to the Included Leases and the operations of the Included Retail Stores for the period after the Effective Time. The Assignors shall prepare and deliver to Assignee, on or before the Closing, a certificate, executed on behalf of the Assignors (the "Closing Statement"), setting forth Assignors' good faith estimate of the Purchase Price and the amount of the Expenses allocable to the period prior to the Effective Time (the "Allocation Adjustment"), determined in accordance with this Section 2.2(a) (the "Initial Purchase Price"). The Purchase Price shall equal the Preliminary Purchase Price, reduced by the value (as set forth in Exhibit A hereto) of each Excluded Lease included in an Excluded Lease Notice delivered in accordance with Section 1.1(c) above.

                  (b)      Adjustment to Purchase Price.

                           (i)      Within fifteen (15) days after the Closing,
Assignee shall notify Assignors of any objections Assignee may have to the determination of the Purchase Price or the Allocation Adjustment set forth in the Closing Statement (the "Objection Notice"). If Assignee fails to deliver an Objection Notice within such fifteen (15) day period or if Assignee delivers an Objection Notice stating that it has no objections, Assignee shall be deemed to have approved and accepted Assignors' calculation of the Purchase Price and the Allocation Adjustment for purposes of the adjustment to be made pursuant to subsection 2.2(b)(ii). If Assignee notifies Assignors of any such objections within such fifteen (15) day period, Assignors and Assignee shall attempt to resolve such objections in good faith for a period of fifteen (15) days from the date of such notice of objections. If any objections of Assignee cannot be resolved by Assignee and Assignors within such fifteen (15) day period, such dispute shall immediately be referred to an independent certified public accounting firm reasonably agreed to by Assignee and Assignors within five (5) days after the end of such fifteen (15) day period. The determination of such firm with respect to such dispute, which shall occur on or prior to ninety (30) days after such referral, shall be conclusive and binding on Assignee and Assignors. Assignee and Assignors shall each pay one-half of the fees of such accounting firm.

                           (ii)     (A) If the Purchase Price as finally
determined pursuant to Section 2.2(b)(i) exceeds the Purchase Price as set forth in the Closing Statement, Assignee shall pay Assignors an aggregate amount equal to such excess within five (5) business days of the final determination of the Purchase Price pursuant to Section 2.2(b)(i) by wire transfer of immediately available funds to the account of Assignee notified by Assignee to Assignors.

                                    (B) Notwithstanding any of Assignee's rights
pursuant to Section 2.1(g) hereof, if the Purchase Price as set forth in the Closing Statement exceeds the Purchase Price as finally determined pursuant to
Section 2.2(b)(i), Assignors, jointly and severally, shall pay Assignee an aggregate amount equal to such excess within five (5) business days of the final determination of the Purchase Price pursuant to Section 2.2(b)(i) by wire transfer of immediately available funds to the account of Assignors notified by Assignors to Assignee.

                                    ARTICLE 3
                                   THE CLOSING

         3.1      Time and Place of Closing

                  (a) Subject to (i) satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed), on or before the Closing Date of the closing conditions described in Articles 7, 8 and 10, and (ii) the provisions of Section 3.1(b) and Article 11 hereof, the closing of the transactions contemplated by Article 1 (other than Section 1.5) of this Agreement (the "Closing") shall take place by mail, or if the parties otherwise agree, then at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036 or at such other place as the parties shall mutually agree, at 10:00 a.m., local time, on August 6, 2001, or such other date as the parties shall mutually agree (the "Closing Date"); provided, however, that notwithstanding the foregoing, in no event shall the Closing take place later than October 8, 2001 (the "Termination Date").

                  (b) Notwithstanding the foregoing, if on August 6, 2001 or any other date scheduled for the Closing pursuant to the preceding paragraph, any conditions precedent set forth in Articles 7 and 8 hereof have not been satisfied, the party for whose benefit any such condition has been imposed may elect to postpone the Closing, and the Closing shall thereafter take place on a date specified by prior written notice from such party, which date shall be not less than ten (10) days nor more than fifteen (15) days after the satisfaction or waiver of such condition precedent; provided that in no event shall such date be later than the Termination Date.

         3.2 Deliveries by Assignor. At the Closing, each Assignor shall deliver to Assignee the following:

                  (a) The opinions, certificates, consents and other documents contemplated by Article 7 hereof;

                  (b) The Assignor Covenant Not to Compete, duly executed by Assignor;

                  (c)      The Loaned Employees Agreement; and

                  (d) All other documents, certificates, instruments and writings expressly required hereunder to be delivered by each Assignor at or prior to the Closing or which Assignee reasonably may request.

         3.3 Deliveries by Assignee. At the Closing, Assignee shall deliver to Assignor the following:

                  (a) The Purchase Price to be delivered at Closing in accordance with Section 2.1;

                  (b) The opinions, certificates and other documents contemplated by Article 8 hereof;

                  (c) The Assignor Covenant Not to Compete, duly executed by Assignee;

                  (d)      The Loaned Employees Agreement; and

                  (e) All other documents, certificates, instruments and writings expressly required hereunder to be delivered by Assignee at or prior to the Closing or which each Assignor reasonably may request.

         3.4 Inventory Closing. The closing of the transactions contemplated by Section 1.5 of this Agreement (the "Inventory Closing") shall take place by mail, or if the parties otherwise agree, then at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036 or at such other place as the parties shall mutually agree, at 10:00 a.m., local time, on the date which is five (5) business days after the Closing, or such other date as the parties shall mutually agree (the "Inventory Closing Date"). At the Inventory Closing Assignee shall deliver to Assignor the Inventory Purchase Price to be delivered at the Inventory Closing in accordance with Section 2.1(b) and all other documents, certificates, instruments and writings the Assignors reasonably may request. At the Inventory Closing Assignors shall deliver to Assignee the Inventory, free and clear of any Liens, and all other documents, certificates, instruments and writings the Assignee reasonably may request, including, without limitation, any bills of sale.


                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF ASSIGNOR

         Each of the Assignors represents and warrants to Assignee, jointly and severally with the other Assignors, as follows:

         4.1 Organization. It is a corporation duly incorporated validly existing and in good standing under the laws of the state of its incorporation. It has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. It has delivered to Assignee true and correct copies of its articles of incorporation and bylaws, as amended to date.

         4.2 Authority Relative to this Agreement. It has the full corporate power and authority to execute and deliver this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by it, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action by it including, without limitation, any vote, consent or approval of any stockholder of any Assignor that may be required by applicable law or any agreement to which it is a party. This Agreement has been duly executed and delivered by each Assignor and this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by any Assignor have been or will be duly and validly executed and delivered by it and, assuming that each of this Agreement and such other agreements and instruments contemplated hereby or related hereto executed or to be executed by Assignee constitutes a legal, valid and binding agreement of Assignee, each of this Agreement and such other agreements and instruments constitutes or will constitute, when executed and delivered by it, its legal, valid and binding agreement, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         4.3      Noncontravention: Consents and Approvals.

                  (a) Except as set forth in Schedule 4.3(a) hereto, the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by it and the consummation by it of the transactions contemplated hereby and thereby will not (i) conflict with or result in any breach of any provisions of its certificate or articles of incorporation, bylaws or other organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration or diminution of benefits under, any of the terms, conditions or provisions of any license, contract, agreement (including any shareholders or similar agreement) or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, including, without limitation, the Leases, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Assignor or any of their respective properties or assets.

                  (b) Except for those consents and approvals as set forth in Schedule 4.3(b) hereto, no filing or registration with, or notification to, and no permit, authorization, consent or approval of, any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof (a "Governmental Authority"), or any individual, corporation, limited liability company, partnership, joint venture, association, trust, estate, limited liability partnership, joint stock company, unincorporated organization or association or any agency or political subdivision thereof (a "Person") is necessary for the execution and delivery by it of this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by it or the consummation by it of the transactions contemplated by this Agreement (including, without limitation, the assignment of the Leases to Assignee without causing any default under, violation or breach of, cancellation of, diminution of benefits under, or termination of, any of the Leases (with or without notice or lapse of time or both). Those consents and approvals set forth in Schedule 4.3(b) hereto marked with an asterisk shall constitute the "Required Consents".

         4.4      Leases and Leased Real Property.

                  (a) Assignors have provided Assignee with a true, correct and complete copy of each Lease and any title insurance policies, surveys, plans and maps relating to the Leases and the Retail Stores in the custody, possession or control of any Assignor. Each Lease is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Each Lease is in full force and effect. There are no agreements, contracts, understandings or arrangements related to any Retail Store between any Assignor and any landlord under a lease or any of such landlord's Affiliates, except for the Lease. Each Assignor has good title to its interests in all real property which is the subject of a Lease to which it is a party and a valid leasehold interest therein. Subject to obtaining the consents and approvals listed on Schedule 4.3(b), each Lease is assignable to Assignor.

                  (b) None of the Leases has been modified, amended or assigned (and there are no side agreements, contracts or understandings with respect to rent or other terms of the Leases). Each Assignor is, and to the knowledge of each Assignor, each other party to each Lease is, in compliance with each Lease to which it is a party. Each of the Leases is in full force and effect as of even date herewith and is enforceable against the parties thereto, in accordance with its terms.

                  (c) There are no offsets, defenses, or counterclaims by any Assignor against any landlord under any of the Leases (each a "Landlord" and collectively, the "Landlords") or other party with respect to any Lease.

                  (d) There exists no breach, default, event of default or event that with notice or lapse of time or both would constitute a default or an event of default, under any Lease.

                  (e) Each Assignor has received no notice by any Landlord of any prior sale, transfer, assignment, hypothecation or pledge of any Lease or the rents provided therein.

                  (f) The minimum rent (as that term is defined in a Lease) is as set forth in the relevant Lease.

                  (g) The security deposit, if any, paid by an Assignor under a Lease is as set forth in the relevant Lease.

                  (h) There are no prepayments of minimum rent or additional rentals or other charges for any period beyond the date set forth in
Schedule 4.4(h) hereto.

                  (i) There are no rental, lease or similar commissions payable with respect to rent due and payable under any Lease.

                  (j) No Assignor has sublet the premises under any Lease, or any part thereof, or assigned any Lease, or any interest therein, to any Person.

                  (k) The demised premises and all improvements which are to be constructed and completed by a Landlord pursuant to the terms of any Lease have been constructed and completed as required under the related Lease and have been accepted by each Assignor. Each Landlord has fulfilled all inducement clauses and all of its duties of an inducement nature.

                  (l) Each of the date of the commencement of the term of each Lease, the rent commencement date under each Lease and the date the term will expire under each Lease, is as set forth in the related Lease and Schedule 4.4(l) hereto.

                  (m) All operating expenses, utility costs, common area expenses, shopping center management fees, real property taxes, and any other payments required to be paid as a tenant under the Leases as "additional rent" or otherwise (the "Costs and Expenses") are set forth in Schedule 4.4(m) and have not been paid in advance, except as set forth in Schedule 4.4(m) attached hereto.

                  (n) The Retail Stores and all utilities and equipment serving any Retail Store are in good condition and repair.

                  (o) No Assignor has ever generated, stored or disposed of any hazardous or toxic material, substance or waste at or near any Retail Store and, to each Assignor's knowledge, no other Person has generated, stored or disposed of any hazardous or toxic materials, substance or waste at or near any Retail Store and, to each Assignor's knowledge, no hazardous or toxic materials, substance or waste (including, without limitation, asbestos or asbestos-containing materials) exists or is alleged to exist near or within any Retail Store.

         4.5      Leased Real Property.

                  (a) The Leases and all leasehold interests thereunder are free and clear of all Liens, rights of first refusal, easements, restrictions, encroachments, sublease, license or other agreement pursuant to which such Assignor grants to any other Person any right to the use, occupancy or enjoyment of any part of the Leased Real Property (as defined below). With respect to any leasehold interests under the Leases that relate to real property ("Leased Real Property"), the Assignor of such Lease has a right of quiet enjoyment of such Leased Real Property. All Leased Real Property benefits from full legal and practical access to a public road, and all utilities and services necessary for the proper and lawful conduct and operation of the business of the Assignor of such Lease as now conducted and, to the knowledge of each Assignor, will continue to be provided in the same manner throughout the term of each Lease.

                  (b) All Leased Real Property (including the improvements thereon and equipment and utilities servicing the Leased Real Property) (a) is in good condition and repair, (b) is available for immediate use and (c) complies with all applicable laws, rules and regulations, including building, life safety and zoning codes and the regulations of any Governmental Authority having jurisdiction. There are no condemnation proceedings or eminent domain proceedings, lawsuits or legal proceedings of any kind pending or threatened in connection with the leasehold interest of any Assignor in the Leased Real Property. The Leased Real Property and the present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions, agreements, existing site plan approvals or any zoning or subdivision regulations or urban redevelopment plans applicable to the Leased Real Property as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the operation of the Leased Real Property, other than those which are transferable with the Leased Real Property and the licenses, are required by any Governmental Authority having jurisdiction over the Leased Real Property or the operation thereof.

         4.6 Undisclosed Liabilities. There is not any obligation or liability, whether absolute, contingent, conditional or unmatured, with respect to the Leases, the Retail Stores or the Inventory, other than as set forth in
Schedule 4.6 hereof or amounts or obligations set forth in a Lease.

         4.7 Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending against any Assignor or with respect to, or involving, any of the Leases. To the knowledge of each Assignor, there are no such proceedings or investigations threatened against any Assignor nor is any Assignor aware of any basis for the foregoing.

         4.8 Compliance with Laws. Without limiting any other representation or warranty made herein, each Assignor has complied in all material respects, and is in compliance in all material respects with, all applicable laws, rules and regulations relating to the performance of its obligations under the Leases.

         4.9 Inventory and Furniture and Fixtures. The Furniture and Fixtures are in good condition and repair, and the Inventory is of merchantable quality. The Inventory is free and clear of all Liens (other than Liens in favor of SunCom) and no payments need be made with respect to any of them (other than amounts owing to SunCom) in order to consummate the transactions contemplated by this Agreement, including, without limitation, the transactions contemplated by Sections 1.5 and 1.6 hereof.

         4.10 Brokers and Finders. None of any Assignor or any of its officers, directors, employees or Affiliates has employed any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         4.11 Disclosure. No representation or warranty by it in this Agreement (including the Schedules) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement made therein, in light of the circumstances under which it is made, not misleading.

         4.12     Tax Matters.

                  (a) Each Assignor has filed or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed by it with respect to the Leases and the Retail Stores, and each Assignor has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by such Assignor to the extent that such taxes have become due.

                  (b) Each Assignor has been represented by its own tax counsel and has received whatever tax advice it has deemed necessary in connection with the transactions contemplated by this Agreement, and each Assignor acknowledges that Assignee has not made any representation or warranty to it regarding the tax treatment or potential tax consequences of the transactions contemplated by this Agreement or the allocation of the Purchase Price as between the Leases and the Assignor Covenant Not to Compete.

         4.13     Employment Matters.

                  (a) Schedule 4.13 contains a complete and correct list of the names and positions of all employees engaged by each Assignor principally in connection with the Retail Stores as of the date of this Agreement (the "Employees"), each such Employee's work location, original hire date, rate of compensation, rate type (hourly or salary), and scheduled hours per week, and indicates whether the Employee is subject to an employment agreement that can not be terminated without penalty with less than thirty (30) days' notice. None of the Employees are represented by a union or other representative for collective bargaining purposes, no union or other representative claims to represent any of the Employees for such purposes and no Assignor has received a request for recognition from any union or other representative seeking to represent any of the Employees for such purposes. The Employees are not engaged in or subject to any organizing activity with respect to any labor union or other representative seeking to represent the Employees, and to the knowledge of each Assignor, no such organizing activity is threatened. There is no strike, picketing, work slow down or other labor disputes or controversies or proceedings pending or, to the knowledge of each Assignor, threatened involving or relating to any of the Employees. Each Assignor has complied with all applicable legal requirements relating to the employment of labor with respect to the Employees, including those related to wages, hours, collective bargaining, worker classification, occupational safety, discrimination and the payment of social security and other payroll-related taxes. There is no claim, legal action, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of each Assignor threatened, against or relating to an Assignor arising out of, concerning or related to the employment of the Employees, including without limitation any unfair labor practice charge, discrimination charge or claim, OSHA matter or allegation of misclassification of employees as independent contractors.

                  (b) After the Closing Date, Assignee shall not be required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, any collective bargaining agreement, or any other contract or agreement to establish, maintain or continue any employee benefit plan (as defined in Section 3(3) of ERISA) or any other plan or compensation arrangement, whether written or unwritten, which provides to employees, former employees, officers, directors, or shareholders of an Assignor any compensation or other benefits, whether deferred or not (including, but not limited to, any qualified retirement plan, employee welfare plan, bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan) that any Assignor, or any trade or business, whether or not incorporated, which together with another Assignor would be deemed a single employer as determined under
Section 4001 of ERISA has any liability.

                  (c) Each such employee benefit plan and compensation arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws.

                  (d) No employee benefit plan, compensation arrangement, employment agreement, independent contractor agreement or leased employee arrangement pertaining to any Assignor (other than the Loaned Employees Agreement) can reasonably be expected to give rise to any liability for Assignee.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

         Assignee represents and warrants to Assignors as follows:

         5.1 Organization. Assignee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authority Relative to this Agreement. Assignee has the full limited liability company power and authority to execute and deliver this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by Assignee and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by Assignee and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary limited liability company action, and no other limited liability company proceedings on the part of Assignee are necessary to authorize this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by Assignee or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Assignee and this Agreement and all other agreements and instruments contemplated hereby or related hereto to be executed and delivered by Assignee has been or will be duly and validly executed and delivered by Assignee and, assuming that each of this Agreement and such other agreements and instruments contemplated hereby or related hereto executed or to be executed by any Assignor constitutes a legal, valid and binding agreement of each Assignor, each of this Agreement and such other agreements and instruments constitutes or will constitute, when executed and delivered by Assignee, a legal, valid and binding agreement of Assignee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         5.3      Noncontravention; Consents and Approvals.

                  (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 5.3(b), including without limitation, receipt of all consents or approvals necessary to transfer or assign the Leases that are to be obtained by any Assignor, the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby or related hereto by Assignee and the consummation by Assignee of the transactions contemplated hereby and thereby will not (i) conflict with or result in any breach of any provision of the certificate of formation or limited liability company agreement of Assignee, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, material contract, material agreement or other material instrument or material obligation to which Assignee is a party, or by which Assignee or any of its properties or assets is bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Assignee or any of its properties or assets.

                  (b) Assuming the accuracy of the representations and warranties of Assignor set forth in Article 4, no filing or registration with, or notification to, and no permit, authorization, consent or approval of, any Governmental Authority is required by Assignee in connection with the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby or related hereto by Assignee or the consummation by Assignee of the transactions contemplated hereby and thereby, except (i) in connection, or in compliance, with the Securities Exchange Act of 1934, as amended, and (ii) any consents and approvals applicable to such Assignor necessary to transfer or assign the Leases.

                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

         6.1 Conduct of Businesses. Except as specifically provided in this Agreement, during the period from and after the date of this Agreement, each of the Assignors jointly and severally agrees to conduct its business and operations in the ordinary course of business consistent with past practices and to perform all its obligations under the Leases. Consistent with the foregoing, each Assignor shall use commercially reasonable efforts to keep available the services of Employees but will be under no obligation to incur cost to do so (other than paying employee salaries, benefits and similar costs). Each Assignor shall maintain and repair the Retail Stores and the facilities and equipment threat, and maintain the Inventory, in the ordinary course of business consistent with past practice. Each Assignor shall conduct its business at the Retail Stores and perform its obligations under each Lease in accordance with all applicable laws. Each Assignor agrees that it shall not (a) modify, amend, change or supplement any Lease; (b) sublet or license the Retail Stores or any interest therein; (c) grant any third party any interest in any Lease or Retail Store; (d) create or suffer to exist any Lien in respect of any Retail Store or any Lease; or (e) make any assignment for the benefit of creditors or take any action in contemplation of or which would constitute the basis for, the institution of insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary.

         6.2      Employees.

                  (a) From Closing until the termination of the Loaned Employees Agreement, each Assignor shall retain Employees and hire new or replacement Employees in accordance with the terms and conditions of the Loaned Employees Agreement. Upon the termination of the

Loaned Employees Agreement, Assignee may, but shall have no obligation to, employ or offer employment to Employees of the Retail Stores. Five (5) business days prior to the termination of the Loaned Employees Agreement, such Assignor shall send a written notice to each employee covered by the Loaned Employee Agreement terminating his or her employment with such Assignor effective as of the termination of such Loaned Employees Agreement.

                  (b) From the date of this Agreement to the Closing Date, each Assignor shall cooperate in all reasonable respects with Assignee and allow Assignee to meet with, communicate with and evaluate Employees. In this regard, Assignee may communicate the transition payment arrangement contained in Section 7 of the Loaned Employees Agreement. In addition, Assignee may make such pre-hire investigations of Employees as it deems necessary including the right to review personnel files (which shall include attendance and discipline records and performance evaluations), and the right to interview such Employees, at any time prior to the termination of the Loaned Employees Agreement, during normal working hours, provided such investigations and interviews do not violate any law.

                  (c) Each Assignor will pay to all Employees of the Retail Stores all compensation, including salaries, commissions, bonuses, deferred compensation, severance (if applicable), insurance, vacation, pension, profit sharing, disability, medical, sick pay, and other compensation or benefits to which they are entitled for periods through and including the date of termination of the employee's employment with each Assignor in accordance with the terms and conditions of any arrangement providing for such compensation or benefits, and subject to the Loaned Employees Agreement for the period from the Closing Date to the termination of such Loaned Employees Agreement.

         6.3 Access to Information. From the date of this Agreement to the Closing Date, each Assignor will (a) give Assignee and its authorized representatives reasonable access during normal business hours to its facilities, personnel and operations and to all of its books and records and (b) permit Assignee and such authorized representatives to make such inspections thereof as Assignee may reasonably request.

         6.4 Other Consents, Waivers and Approvals. Each Assignor shall, at its own expense, use its commercially reasonable efforts in taking all actions that may be reasonable and necessary to obtain any consent necessary to the assignment of any of the Leases to Assignee, including, without limitation, the Required Consents; provided that no changes, amendments or modifications shall be made to any Lease without the prior written consent of Assignee. The parties agree that Assignee shall have no obligation to make any payments to any Person as a condition to obtaining any consent (it being agreed that any transfer fees, administrative fees or other costs of any Landlord shall be paid by Assignor) or to accept any conditions or changes, other than ministerial, immaterial changes, to any of the Leases as a condition to obtaining any consent or to the assignment of any Lease to Assignee. Each Assignor shall, at its own expense, use its commercially reasonable efforts in causing all actions to be taken that may be reasonable and necessary to effectuate the assignment of any of the Leases to Assignee in accordance with this Agreement, including, without limitation, any actions to be taken after the Closing Date, and the consummation of the other transactions contemplated hereby.

         6.5      Consummation of Agreement.

                  (a) Assignee and each Assignor will use commercially reasonable efforts to perform or fulfill all other conditions and obligations to be performed or fulfilled by them, respectively, under this Agreement so that the transactions contemplated hereby shall be consummated as expeditiously as possible. If any event should occur, either within or outside the control of all Assignors or Assignee, that would materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each Assignor and Assignee will use their respective commercially reasonable efforts to cure or minimize the same as expeditiously as possible.

                  (b) In the event that a Landlord Consent is obtained for an Excluded Lease which is an Excluded Lease solely because the Landlord Consent related to such Excluded Lease has not yet been obtained (all such Excluded Leases collectively referred to herein as the "Qualifying Leases"), then, following Closing, upon the terms and subject to the condition set forth herein, Assignors and Assignee hereby agree to execute and deliver, and to perform their respective obligations under, an Assignment and Assumption Agreement for each of the Qualifying Leases, pursuant to which each Assignor will sell, assign, transfer and deliver to Assignee, and Assignee will assume from such Assignor, free and clear of any Liens, each Qualifying Lease for which the Landlord Consent is obtained not later than October 8, 2001. In consideration of the assignment of any such Qualifying Lease, upon the assignment thereof, Assignee shall pay to Assignor, by wire transfer of immediately available funds to the account of such Assignor notified to Assignee, an amount equal to the value of such Qualifying Lease set forth on Exhibit A hereto, subject to adjustment in accordance with Article 2 hereof, as if such Qualifying Lease was an Included Lease for purposes thereof. The closing of any such assignment of a Qualifying Lease pursuant to this Section 6.5(b) (a "Subsequent Closing") shall occur on the fifth (5th) business day following receipt of the relevant Landlord Consent at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Washington, DC 20036, or at such other time and place as the parties may agree. Notwithstanding anything to the contrary contained herein, the closing of any such assignment of a Qualifying Lease pursuant to this Section 6.5(b) shall be subject to the fulfillment (or waiver by the party for whose benefit the closing condition is imposed) at or prior to the applicable closing of the conditions set forth in Article 7 and Article 8 with respect to the Qualifying Leases which are the subject of such closing.

                  (c) After the Inventory Closing, upon the terms and subject to the conditions set forth herein, each Assignor hereby agrees to sell, and Assignee agrees to purchase, the handset inventory ("Additional Inventory") of such Assignor on hand at each of the Retail Stores relating to any Qualifying Leases (each an "Additional Retail Store," and, collectively referred to herein as, the "Additional Retail Stores") on the related Additional Inventory Closing Date (as defined below). On or prior to the third day after a Subsequent Closing, the parties shall cooperate in good faith to prepare an Inventory Certificate relating to such Additional Inventory. A closing of the transactions contemplated by this Section 6.5(c) (an "Additional Inventory Closing") shall take place by mail, or if the parties otherwise agree, then at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036 or at such other place as the parties shall mutually agree, at 10:00 a.m., local time, on the date which is five days after the Subsequent Closing relating to such Additional Inventory, or if such date is not a business day, then the next business day thereafter, or such other date as the parties shall mutually agree (the "Additional Inventory Closing Date"). At an Additional Inventory Closing Assignee shall deliver to Assignor the Inventory Purchase Price with respect to Additional Inventory, calculated in accordance with Section 2.1, as if such Additional Inventory was Inventory for purposes thereof, and all other documents, certificates, instruments and writings the Assignors reasonably may request. At the Additional Inventory Closing Assignors shall deliver to Assignee the Additional Inventory, free and clear of any Liens, and all other documents, certificates, instruments and writings the Assignee reasonably may request, including, without limitation, any bills of sale.

         6.6 Confidentiality; Public Announcements. Each of the Assignors and Assignee hereby agrees, and agrees to cause its agents, to keep the terms hereof and the transactions contemplated hereby strictly confidential; provided, however, that upon execution of this Agreement, each party may disclose any of such terms or transactions only to those of its directors, equity owners, officers, employees, agents, advisors and lenders that need to know such information for the sole purpose of evaluating and consummating the transactions contemplated by this Agreement. In addition, no party hereto will issue any press release or make any other public announcements relating to the transactions contemplated by this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, either party may make any disclosure required to be made by it under applicable law (including, without limitation, pursuant to judicial process or rules and regulations of any securities exchange or automated quotation system on which the securities of any Assignor, Assignee or any of their respective Affiliates are traded) if it determines in good faith that it is appropriate to do so and gives prior notice to, and consults with, the other party hereto regarding the content and timing of any such disclosure to the extent practicable. If the parties consent to the issuance of a press release, they will jointly prepare, and determine the timing of, any press release or other announcement to the public relating to the execution of this Agreement.

         6.7 Allocation of Purchase Price. The parties shall, for purposes of any filings required by Section 1060 of the Code, use reasonable efforts to agree upon the allocation of the Purchase Price among the Leases, the Covenant Not to Compete and the Inventory for purposes of any filings required by Section 1060 of the Code.

         6.8 Release of Liens. Before or concurrently with the Closing, the Assignors shall deliver to Assignee terminations and releases of any Liens held in respect of any of the Leases and the Inventory. All such terminations and releases shall be in form and substance reasonably satisfactory to Assignee.

         6.9 Joint and Several. The Assignors hereby agree that the representations, warranties, obligations and liabilities of any Assignor contained in this Agreement or in any document contemplated by this Agreement shall constitute joint and several obligations of all Assignors and each Assignor hereby guarantees the full and complete performance of all such obligations and liabilities of each other Assignor and the Assignors as a whole, all without defense, waiver or set-off.

         6.10 Costs and Expenses. To the extent any Costs and Expenses have been estimated by a Landlord under any Lease, (i) the Assignors agree, jointly and severally to pay their pro rata share (based upon a partial year occupancy) of any recalculation showing an underpayment of such Costs and Expenses made by a Landlord after the actual expenses are known and (ii) Assignee agrees to credit to the applicable Assignor its pro rata share (based upon a partial year occupancy) of any recalculation showing an overpayment of such Costs and Expenses made by a Landlord after the actual expenses are known.

         6.11 Transfer and Other Taxes. Assignee shall be solely responsible for any and all taxes imposed with respect to Assignee's free usage of the Furniture and Fixtures pursuant to this Agreement. Notwithstanding the foregoing, if applicable, the bulk sales laws of the States of Georgia, North Carolina, South Carolina and the Commonwealth of Virginia shall be complied with by Assignors. Any loss, liability, obligation, or cost suffered by Assignee or Assignors as a result of the failure of Assignors or Assignees to comply with the provisions of any bulk sales law applicable to the transactions contemplated by this Agreement shall be borne by Assignors.

         6.12 Excise Tax Filings. Prior to Closing, Assignors shall continue to file Virginia, North Carolina, South Carolina and Georgia excise and sales tax returns with respect to the Leases and the Retail Stores in accordance with Assignors' past practices and shall concurrently deliver copies of all such returns to Assignee.

                                   ARTICLE 7
                    CONDITIONS TO THE OBLIGATIONS OF ASSIGNEE

         The obligations of Assignee to assume the Included Leases from the Assignors and to perform its other obligations hereunder to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived by Assignee:

         7.1 Representations and Warranties. All representations and warranties of each Assignor contained herein shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made as of such date except for representations and warranties expressly stated to be as of an earlier date in which event such representations and warranties shall be current as of such earlier date.

         7.2 Covenants. Each Assignor shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement, other than the covenants and agreements contained in Section 1.1(a) of this Agreement, which such covenants and agreement shall have been performed and complied with in all respects, in each case to the extent required to be performed or complied with by such Assignor on or prior to the Closing Date.

         7.3 Certificates. Each Assignor shall have furnished certificates of their respective authorized officers to evidence compliance with the conditions set forth in Sections 7.1 and 7.2 substantially in the form of Exhibit F attached hereto.

         7.4 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or Governmental Authority shall have been entered against Assignee or any Assignor that prohibits or restricts the assignment of the Leases contemplated hereby restricts Assignee's exercise of full rights under the Leases, and no action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court, Governmental Authority or legislative body which (i) questions the validity or legality of the transactions contemplated hereby or seeks to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby, (ii) seeks material damages against Assignee as a result of the transactions contemplated hereby; or (iii) can otherwise reasonably be expected to materially and adversely affect Assignee.

         7.5 Opinion of Counsel. Assignee shall have received the favorable opinion of Hines, Norman & Associates, P.L., counsel to the Assignors, in form and substance reasonably acceptable to Assignee.

         7.6 No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change to the business, operations, assets or financial condition of the business conducted at any of the Retail Stores, the physical condition of any of the Included Retail Stores.

         7.7 Consents. All Required Consents shall have been duly and validly obtained and shall remain effective as of the Closing, and shall be in form and substance satisfactory to Assignee and shall not impose any conditions or changes (other than ministerial, immaterial changes or conditions) in, or in connection with, the underlying Leases.

         7.8 Releases. At or prior to the Closing, the Assignors shall have obtained the release of all Liens on the Leases and Inventory in the manner specified in Section 6.8.

         7.9 Assignors' Actions. All proceedings to be taken by any Assignor in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Assignee and Assignee's counsel, and each Assignor shall have made available to Assignee for examination the originals or true and correct copies of all documents which Assignee may reasonably request in connection with the transactions contemplated by this Agreement.

         7.10 Document Delivery. The Assignors shall have delivered the following documents, appropriately executed, to Assignee:

                  (a) All documents required to be delivered to Assignee pursuant to Section 3.2;

                  (b) Certified copies of the resolutions of the Board of Directors of each Assignor authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and thereby;

                  (c) Estoppel Certificates in such form and substance reasonably satisfactory to Assignee, duly completed and executed by each of the Landlords with respect to each of the Included Leases;

                  (d) Landlord Consents in such form and substance reasonably satisfactory to Assignee, duly executed by each of the Landlords with respect to each of the Included Leases (each a "Landlord Consent," and, collectively referred to herein, as "Landlord Consents");

                  (e) Assignment and Assumption Agreement in the form attached hereto as Exhibit G, duly executed by each of the Landlords.

                  (f) All such other documents as may be reasonably requested by Assignee, including secretary's certificates relating to incumbency and corporate proceedings;

                  (g) All Required Consents and copies of all other consents received;

                  (h) Such other and further releases or other documents as may be reasonably necessary, in the opinion of counsel to Assignee, to effectuate the transactions contemplated by this Agreement; and

                  (i) An affidavit executed by each Assignor stating, under penalties of perjury, and Assignor's taxpayer identification number and that such Assignor is not a foreign person under Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder.

         7.11 Included Leases. Each Included Lease shall be in full force and effect and no default, event of default or event that with notice or lapse of time or both would constitute an event of default, under any Lease, shall have occurred or be continuing.

                                   ARTICLE 8
                    CONDITIONS TO THE OBLIGATIONS OF ASSIGNOR

         The obligations of the Assignors under this Agreement to effect the assignment of the Included Leases to Assignee and to perform its other obligations hereunder to be performed at the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived by any Assignor:

         8.1 Representations and Warranties. All representations and warranties of Assignee contained herein shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made as of such date except for representations and warranties expressly stated to be as of an earlier date in which event such representations and warranties shall be current as of such earlier date.

         8.2 Covenants. Assignee shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

         8.3 Certificates. Assignee shall furnish a certificate of an authorized officer to evidence compliance with the conditions set forth in Sections 8.1 and 8.2 substantially in the form of Exhibit G attached hereto.

         8.4 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or Governmental Authority shall have been entered against an Assignor which prohibits or restricts the assignment of the Leases contemplated hereby, and no action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court, Governmental Agency or legislative body which (i) questions the validity or legality of the transactions contemplated hereby or seeks to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby, (ii) seeks material damages against an Assignor as a result of the transactions contemplated hereby; or (iii) can otherwise reasonably be expected to materially and adversely affect the Assignors, excluding, in the case of clauses (i), (ii) or (iii), any such action or proceeding as may be instituted, threatened or proposed by an Assignor, any stockholder or other Affiliate of an Assignor or by any other Person through or on behalf of Assignor.

         8.5 Opinion of Counsel. The Assignors shall have received the favorable opinion of Dow, Lohnes & Albertson PLLC, counsel to Assignee, in form and substance reasonably acceptable to Assignors.

         8.6 Document Delivery. Assignee shall have delivered the following to the Assignors, and where documents are involved, the documents shall be appropriately executed by Assignee:

                  (a) Payment of the Purchase Price to the Assignors as contemplated by Section 2.1;

                  (b) All documents required to be delivered to Assignors pursuant to Section 3.3;

                  (c) Certified copy of the resolutions of the Board of Directors, if any, of Assignee authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (d) Certificate of good standing from the State of Delaware issued with respect to Assignee as of a date not more than 10 days prior to the Closing Date; and

                  (e) All such other documents as may be reasonably requested by the Assignors, including a secretary's certificate relating to incumbency and corporate proceedings.

                                   ARTICLE 9
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         9.1 Survival of Representations. All representations, warranties, covenants and agreements made by any party in this Agreement or in documents and instruments delivered pursuant hereto shall survive the Closing, but all claims made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article 9.

         9.2      Assignor's Agreement to Indemnify.

                  (a) Indemnification. Subject to the limitations, conditions and provisions set forth herein, from and after the Closing, Assignors, jointly and severally, shall indemnify, defend and hold harmless Assignee (including Assignee's officers, directors, shareholders, employees, agents and Affiliates) (collectively, "Assignee's Indemnitees") from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, reasonable attorney's fees, asserted against or incurred by Assignee's Indemnitees resulting from (i) a breach of any covenant, agreement, representation or warranty of an Assignor contained in this Agreement or any other document or instrument delivered pursuant hereto; (ii) liabilities which arise from or relate to any litigation, claims or proceedings arising out of or relating to the transactions contemplated hereby or referred to or disclosed in Schedule 4.7 hereto; and (iii) all liabilities and obligations related to the Leases (a) which are attributable to the period prior to, or arose from or related to facts, acts or omissions which occurred prior to, the Effective Time, or (b) which, by the terms thereof, are to be observed, paid, discharged or performed, as the case may be, at any time prior to the Effective Time, including without, limitation, any pre-Closing defaults or breaches under any Lease (including, without limitation, any default interest, default charges or late or penalty charges), any Unpaid Rent and any third party claims (collectively, "Assignee's Damages").

                  (b) Limitation of Liability. Assignors' obligation to indemnify Assignee against any Assignee's Damages shall be subject to all of the following limitations:

                           (i)      No indemnification shall be required to be
made by Assignors for Assignee's Damages resulting from a breach of representation or warranty under Section 9.2(a)(i) until the aggregate amount of Assignee's Damages exceeds $10,000; provided that once Assignee's Damages exceed $10,000, indemnification shall be made by Assignors for all Assignee's Damages without regard to such limitation. The limitation set forth in this Section 9.2(b)(i) shall not apply to any indemnification claim made for a breach of any covenant or agreement of an Assignor pursuant to Section 9.2(a)(i) or any claim for indemnification pursuant to Section 9.2(a)(ii) or Section 9.2(a)(iii).

                           (ii)     Assignee's Indemnitees shall be entitled to
indemnity only for those Assignee's Damages resulting from a breach of representation or warranty or a covenant to be performed prior to the Closing Date under Section 9.2(a)(i) as to which Assignee has given Assignors written notice thereof within two (2) years after the Closing Date; provided, that with respect to Assignee's Damages arising out of any failure of any Assignor to assign the Leases, Assignors shall be obligated to indemnify Assignee for all Assignee's Damages arising on and after the Closing Date without time limitation. There shall be no time limitation (other than any statutory period of limitation) with respect to claims for indemnification for a breach of any covenant or agreement of Assignors that is to be performed in whole or in part from and after the Closing Date or any claim for indemnification pursuant to
Section 9.2(a)(ii) or (iii). Any written notice delivered by an Assignee to an Assignor pursuant to this subparagraph
(ii) shall set forth with reasonable specificity the basis of the claim for Assignee's Damages and a reasonable estimate of the amount thereof, based on all of the facts then known by Assignee.

                  (c) Condition of Indemnification. The obligations and liabilities of the Assignors under Section 9.2(a) hereof with respect to claims for Assignee's Damages ("Assignee's Claims"), shall be subject to the following terms and conditions:

                           (i)      Assignee will give Assignors written notice
of any Assignee's Claim within ten (10) business days after receiving written notice thereof.

                           (ii)     After Assignors receive written notice of an
Assignee's Claim which relates to an assertion of liability by a Person other than Assignee or an Affiliate of Assignee, Assignors shall have the right to defend any such claim and to control negotiations toward resolution of such claim, and, if litigation ensues, to defend the same with counsel chosen by Assignor, at Assignors' expense. Assignee shall extend reasonable cooperation to Assignors in connection with such defense. In the event that, within ten (10) business days (or earlier, to the extent Assignee's rights would be materially and adversely affected by a failure to give notice earlier than such 10 day period) after Assignors' receipt of notice of any such Assignee's Claim, Assignors fail to notify Assignee of Assignors' intention to defend, Assignee will (upon further notice to Assignors) have the right (but not the obligation) to undertake the defense, compromise or settlement of such Assignee's Claim for the account of, and at the expense of, Assignee. Assignors shall have the right to assume the defense of such Assignee's Claim at any time prior to final settlement, compromise or determination thereof, provided that any such assumption shall be conditioned upon Assignors' written acknowledgment of its indemnification obligation for such claim and any settlement of such Assignee's Claim shall be contingent upon a full and complete release of Assignee and its affiliates, and shall be for monetary damages only, unless, in each case, otherwise consented to by Assignee in writing.

                           (iii)    Notwithstanding anything in subparagraphs
(i) and (ii) of this Section 9.2(c) to the contrary, a failure by any party to meet the time limits prescribed in such subparagraphs shall not affect the rights provided to the parties in this Agreement, unless the rights of the party not required to meet such time limits are materially and adversely affected by the failure to comply with such time limit.

         9.3      Assignee's Agreement to Indemnify.

                  (a) Indemnification. Subject to the limitations, conditions and provisions set forth herein, from and after Closing, Assignee shall indemnify, defend and hold Assignors (and respective partners, officers, directors, shareholders, employees, agents and Affiliates) (collectively, the "Assignors' Indemnitees") harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, reasonable attorney's fees, asserted against or incurred by the Assignors' Indemnitees resulting from (i) a breach of any covenant, agreement, representation or warranty of Assignee contained in this Agreement or any other document or instrument delivered pursuant hereto; or (ii) all liabilities and obligations arising from or related to facts which occurred after the Effective Time and which relate to the Included Leases (collectively, "Assignors' Damages").

                  (b) Limitation of Liability. Assignee's obligation to indemnify against any Assignors' Damages shall be subject to all of the following limitations:

                           (i)      No indemnification shall be required to be
made by Assignee for Assignors' Damages resulting from a breach of representation or warranty under Section 9.3(a)(i) until the aggregate amount of Assignors' Damages exceeds $10,000; provided that once Assignors' Damages exceed $10,000, indemnification shall be made by Assignee for all Assignors' Damages without regard to such limitation. The limitation set forth in this Section 9.3(b)(i) shall not apply to any indemnification claim made for a breach of any covenant or agreement of Assignee or any claim for indemnification pursuant to
Section 9.3(a)(ii) including without limitation, any obligation of Assignee to pay any portion of the Purchase Price.

                           (ii)     Assignors' Indemnitees shall be entitled to
indemnity only for those Assignors' Damages resulting from a breach of representation or warranty or a covenant to be performed prior to the Closing Date under Section 9.3(a)(i) as to which Assignors has given Assignee written notice thereof within two (2) years after the Closing Date. There shall be no time limitation with respect to claims for indemnification for a breach of any covenant or agreement of Assignee that is to be performed in whole or in part from and after the Closing Date or any claim for indemnification pursuant to
Section 9.3(a)(ii). Any written notice delivered by an Assignor to Assignee pursuant to this subparagraph (ii) shall set forth with reasonable specificity the basis of the claim for Assignors' Damages and a reasonable estimate of the amount thereof, based on all of the facts then known by Assignors.

                  (c) Conditions of Indemnification. The obligations and liabilities of Assignee under Section 9.3(a) hereof with respect to claims for Assignors' Damages ("Assignors' Claims"), shall be subject to the following terms and conditions:

                           (i)      Each Assignor will give Assignee written
notice of any such Assignor's Claim within ten (10) business days after receiving written notice thereof.

                           (ii)     After Assignee receives notice of an
Assignors' Claim which relates to an assertion of liability by a Person other than an Assignor or an Affiliate of a an Assignor, Assignee shall have the right to defend any such claim and to control negotiations toward resolution of such claim and, if litigation ensues, to defend the same with counsel chosen by Assignee, at Assignee's expense. Assignors shall extend reasonable cooperation to Assignee in connection with such defense. In the event that, within ten (10) business days (or earlier, to the extent Assignors' rights would be materially and adversely affected by a failure to give notice earlier than such 10 day period) after Assignee's receipt of notice of any Assignors' Claim, Assignee fails to notify Assignors of its intention to defend Assignors' Claim, such Assignor will (upon further notice to Assignee) have the right (but not the obligation) to undertake the defense, compromise or settlement of Assignors' Claim for the account of, and at the expense of, Assignor. Assignee shall have the right to assume the defense of such Assignors' Claim at any time prior to final settlement, compromise or determination thereof, provided that any such assumption shall be conditioned upon Assignee's written acknowledgment of its indemnification obligation for such claim and any settlement of such Assignors' Claim shall be contingent upon a full and complete release of Assignors and their affiliates, and shall be for monetary damages only, unless, in each case, otherwise consented to by Assignors in writing.

                           (iii)    Notwithstanding anything in subparagraphs
(i) and (ii) of this Section 9.3(c) to the contrary, a failure by any party to meet the time limits prescribed in such subparagraphs shall not affect the rights provided to the parties in this Agreement, unless the rights of the party not required to meet such time limits are materially and adversely affected by the failure to comply with such time limit.

                                   ARTICLE 10
                                   TERMINATION

         10.1     Termination. This Agreement may be terminated:

                  (a) at any time by mutual written consent of Assignors and Assignee;

                  (b) by either party, if Closing hereunder has not taken place on or before the Termination Date, provided that the party seeking such termination shall not then be in material breach of its representations, warranties, covenants or agreements under this Agreement;

                  (c) by Assignors if all conditions set forth in Article 8 have not been satisfied or waived in writing on or prior to the Closing Date, and no Assignor is in material breach of its representations, warranties, covenants or agreements under this Agreement; and

                  (d) by Assignee if all conditions set forth in Article 7 have not been satisfied or waived in writing on or prior to the Closing Date; and Assignee is not in material breach of its representations, warranties, covenants or agreements under this Agreement; and

                  (e)      by Assignee pursuant to Section 11.13.

Without limiting the generality of the foregoing or any applicable law, no Assignor, on the one hand, nor any Assignee, on the other hand, may rely on the failure of any condition precedent to be satisfied as a ground for termination of this Agreement by such party if such failure was caused by such party's failure to act in good faith, or a breach of or failure to perform its representations, warranties, covenants, agreements or other obligations in accordance with the terms hereof.

         10.2     Procedure and Effect of Termination.

                  (a) In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 10.1, prompt written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                           (i)      None of the parties hereto nor any of their
directors, officers, shareholders, partners, employees, agents or Affiliates shall have any liability or further obligation to any other party or any of its partners, directors, officers, shareholders, employees, agents or Affiliates pursuant to this Agreement with respect to which termination has occurred, except as stated in Sections 10.2(b), 10.2(d) and 11.1 hereof;

                           (ii)     All filings, applications and other
submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the agency or other Person to which made; and

                           (iii)    Assignee shall return any information
received by Assignee from Assignor.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, if any Assignor is in breach of its obligations under this Agreement prior to or on the date of termination of this Agreement, then and in that event, the Assignee shall have the right to seek all remedies available to it as provided hereunder or at law or equity, including the remedy of specific performance as provided in Section 11.9.

                  (c) Except as specified in the following sentence, Assignors shall return the Deposit and all Deemed Interest to Assignee (without defense or setoff) within one (1) business day of termination of this Agreement in accordance with this Section 10.1. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated by an Assignor solely as a result of a material breach or default of this Agreement by Assignee, such Assignor shall be entitled to retain the Deposit and Deemed Interest, as the exclusive remedy of Assignors with respect to any such breach or default (the amount of which the parties agree is a reasonable estimate of the damages that will be suffered by Assignors as a result of Assignee's breach or default and does not constitute a penalty, the parties hereby acknowledging the inconvenience and non-feasibility of otherwise obtaining an adequate remedy).

                  (d) Each Assignor agrees that it shall not assign, amend, sublet or terminate any or all of the Leases (including, without limitation, in connection with a sale of any Assignor, whether by means of asset sale, stock sale, merger or consolidation) prior to October 8, 2001 if this Agreement is terminated pursuant to Section 10.1 hereof; provided, however, that the prohibition set forth in the immediately preceding clause shall apply only if at the time of termination of this Agreement any Assignor is in material breach or default of its representations, warranties, covenants or agreements under this Agreement or this Agreement is terminated as a result of a breach or default by any Assignor of its representations, warranties, covenants or agreements hereunder.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

         11.1 Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party that by statute or applicable law incurs such costs and expenses. Without limiting the generality of the foregoing, Assignors shall pay all fees, costs and expenses of obtaining all the Landlords' Consents, including, without limitation, any amounts due to any Landlord as a result of the assignment of the Leases to Assignee.

         11.2 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Assignors will, at its expense, execute and deliver, or cause to be executed and delivered, such documents to Assignee as Assignee may reasonably request in order to more effectively vest in Assignee all rights and benefits to and under the Leases and to evidence the representations and warranties of Assignors hereunder. From time to time after the Closing Date, without further consideration, Assignee will, at Assignee's expense, execute and deliver such documents to such Assignor as Assignors may reasonably request in order more effectively to consummate Assignee's assumption of the Leases pursuant to this Agreement.

         11.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by Assignors and Assignee.

         11.4 Waiver of Compliance: Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.4.

         11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by nationally recognized courier service (receipt requested) or by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                    if to any Assignor:
                             Bobby  Allison Wireless Corporation
                             1200 Starkey Road
                             Suite 105
                             Largo, FL 33771
                             Attention:  Robert L. McGinnis
                             Telecopy:  (727) 581-4941
                             Copies (which shall not constitute notice) to:

                             Hines, Norman & Associates, P.L.
                             315 South Hyde Park Avenue
                             Tampa, FL 33606
                             Attention: Christopher Norman, Esq.
                             Telecopy: (813) 254-6153

                    if to Assignee:
                             Triton PCS, Inc.
                             1100 Cassat Road
                             Berwyn, PA 19312
                             Attention: Daniel Graney, VP
                             Telecopy: (610) 993-2684

                             with a copy (which shall not constitute notice) to:

                             Dow, Lohnes & Albertson, PLLC
                             1200 New Hampshire Ave, NW
                             Suite 800
                             Washington, DC 20036
                             Attention: William S. Dudzinsky, Esq.
                             Telecopy: (202) 776-2348

         11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, Assignee shall be entitled to assign its rights, interest and obligations under this Agreement or any portion hereof to any Affiliate or subsidiary of Assignee, provided that Assignee shall not be released from its obligations hereunder.

         11.7 No Solicitation. From the date hereof until the earlier of (a) the termination of this Agreement pursuant to Article 10 and (b) the Closing, no Assignor shall (nor will it permit any of its partners, officers, directors, stockholders, Affiliates or agents to) directly or indirectly solicit or participate or engage in or initiate any negotiations or discussions, or enter into (or authorize) any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of the Leases, whether by merger, purchase of assets or equity or otherwise, except with respect to Assignee as contemplated by this Agreement. In addition, each Assignor shall cease and terminate any such negotiations, discussions or agreements with respect to any offer or proposal to acquire all or a substantial part of the Leases, whether by merger, purchase of assets or equity or otherwise that it may have, on or prior to the date hereof, initiated, entered into or engaged in, except with respect to Assignee as contemplated by this Agreement.

         11.8 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia (but not the laws pertaining to choice of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         11.9 Specific Performance. The parties recognize that if any Assignor breaches or threatens to breach its obligations under this Agreement, monetary damages alone would not be adequate to compensate Assignee for its injury. In the event of a breach or threatened breach by an Assignor of any representation, warranty, covenant or agreement under this Agreement, in addition to any other remedy available to it (including money damages and reimbursement of all related costs and expenses, including legal fees and expenses), Assignee shall be entitled to an injunction restraining any such breach or threatened breach and to enforcement of this Agreement by a decree of specific performance requiring such Assignor to fulfill its obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damages and without any bond or other security being required. If any action is brought by Assignee to enforce this Agreement, the Assignors shall waive the defense that there is an adequate remedy at law.

         11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         11.12 Entire Agreement. This Agreement, including the Exhibits hereto, the Schedules hereto and the documents delivered pursuant to this Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein.

         11.13 Risk of Loss. As between the parties hereto, the risk of loss, damage or destruction to all or part of the Retail Stores, the Furniture and Fixtures and the Inventory, from fire, theft or other casualty or cause shall be borne by Assignors at all times up to the Effective Time. It is expressly understood and agreed that in the event of any material loss or damage to any material portion of one or more Retail Stores or the shopping center of which any Retail Store is a part from fire, casualty or other cause prior to the Closing, such Assignor shall notify Assignee of same in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage applicable thereto. Notwithstanding anything in this Agreement to the contrary, if the loss, damage or destruction is material, then Assignee may choose in its sole discretion, to either accept the assignment of the Lease related to the Retail Store and/or the sale of the Inventory, subject to an assignment of the insurance proceeds attributable to such loss, damage or destruction, or refuse to accept the assignment of, and assume, the Lease or purchase the Inventory, with a corresponding reduction to the Purchase Price equal to the value of the Lease as set forth on Exhibit A and the value of the Inventory determined in accordance with this Agreement.

                  (a) As between the parties hereto, the risk of loss, damage or destruction to the Leases, the Included Retail Stores and the property located thereon from fire, theft or other casualty or cause shall be borne by Assignors at all times up to the Effective Time. It is expressly understood and agreed that in the event of any material loss or damage to any material portion of the Leases or the property leased thereunder from fire, casualty or other cause prior to the Closing, Assignors shall notify Assignee of same in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage applicable thereto, subject to subsection (b) of this Section 11.13.

                  (b)      Notwithstanding any other provision contained in this
Agreement:

                           (i)      in the event there is damage to the Leases,
the Included Retail Stores and the property located thereon in excess of seventy-five thousand dollars ($75,000), which is not repaired, replaced or restored prior to the Closing, Assignee, at its sole option upon ten (10) days prior written notice to Assignors: (1) may elect to consummate the Closing and accept the property in its then existing condition, in which event Assignors shall promptly pay or assign to Assignee all proceeds of insurance attributable to such damages theretofore received and to be received covering the Leases or the property leased thereunder, and the Purchase Price shall be reduced by an amount equal to any applicable insurance deductible related thereto; or (2) may rescind this Agreement and declare it of no further force and effect, in which event there shall be no Closing and this Agreement and all the terms and provisions hereof shall thereupon be deemed null and void and the parties shall have no further liability to each other, except as set forth in Section 10.2; and

                           (ii)     if the damage sustained is less than
seventy-five thousand dollars ($75,000), this Agreement shall remain in full force and effect without any abatement of the Purchase Price (except to the extent of any applicable insurance deductible and any uninsured amount which will reduce the Purchase Price by an equal amount) and the Assignee shall be entitled to any proceeds of insurance attributable to such damages received or receivable by any Assignor promptly upon receipt thereof; provided, however, that if such insurance proceeds receivable are not received by Assignee within sixty (60) days of the Closing Date, Assignee shall assign to the relevant Assignor all of Assignee's right to receive such proceeds and Assignors thereupon shall pay to Assignee an amount equal to the amount of proceeds receivable under the relevant insurance policy with respect to such damage.

         11.14 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         11.15 Cooperation With Respect to Taxes and Other Matters. Assignors and Assignee will cooperate fully, including allowing each other full access to and right to copy documents, with each other after the Closing in connection with any audit examination by any governmental taxing authority or otherwise with respect to the Leases including, but not limited to, furnishing or making available records, files, financial information, accounting records, books of account or other materials (including customer, vender and subscriber records) (the "Tax and Accounting Records") necessary or helpful for the defense against the assertions of any taxing authority as to any tax returns, tax declarations or tax reports of Assignee, Assignors or any of their respective Affiliates, or otherwise reasonably required by Assignee in the performance of its obligations under the Leases. Neither Assignee, on the one hand, nor Assignors, on the other hand, will destroy any Tax and Accounting Records for a period of six (6) years after the Closing Date without having given thirty (30) days prior written notice to each Assignor or Assignee, respectively, and, in the event Assignors or Assignee wishes to copy any such records, cooperate in making such records available for such copying, provided arrangements are made for reimbursement of all expenses reasonably incurred as a result of such cooperation.

         11.16 Glossary of Defined Terms. The following is a list of terms used in this Agreement and a reference to the section hereof in which such term is defined:

TERM                                               SECTION
----                                               -------
Additional Inventory                               6.5(c)
Additional Inventory Closing                       6.5(c)
Additional Inventory Closing Date                  6.5(c)
Additional Retail Store                            6.5(c)
Additional Retail Stores                           6.5(c)
Agreement                                          Preamble
Allocation Adjustment                              2.2(a)
Assignee                                           Preamble
Assignee's Claims                                  9.2(c)
Assignee's Damages                                 9.2(a)
Assignee's Indemnitees                             9.2(a)
Assignment and Assumption Agreements               1.1(a)
Assignor                                           Preamble
Assignor Covenant Not to Compete                   2.1(c)
Assignor's Claims                                  9.3(c)
Assignor's Damages                                 9.3(a)
Assignor's Indemnitees                             9.3(a)
Assignors                                          Preamble
BAW                                                Preamble
Cash Payment                                       2.1(a)(ii)
Closing                                            3.1(a)

Closing Date                                       3.1(a)
Closing Statement                                  2.2(a)
Costs and Expenses                                 4.4(m)
Deemed Interest                                    1.7
Deposit                                            1.7
Effective Time                                     1.2
Employees                                          4.13(a)
ERISA                                              4.13(b)
Excluded Lease                                     1.1(c)
Excluded Lease Notice                              1.1(c)
Expenses                                           2.2(a)
F&F List                                           1.6
Financial Statements                               4.4
Furniture & Fixtures                               1.6
Governmental Authority                             4.3(b)
Included Lease                                     1.1(b)
Included Retail Store                              1.5
Income Tax Basis                                   4.4
Initial Purchase Price                             2.2(a)
Inventory                                          1.5
Inventory Certificate                              1.5
Inventory Closing                                  3.4
Inventory Closing Date                             3.4
Inventory Purchase Price                           2.1(a)
Landlord                                           4.4(c)
Landlord Consent                                   7.10(d)
Landlord Consents                                  7.10(d)
Landlords                                          4.4(c)
Lease                                              Preliminary Statement A
Lease Purchase Price                               2.1(a)
Leased Real Property                               4.5(a)
Leases                                             Preliminary Statement A
Liens                                              1.1(a)
Loaned Employees Agreement                         2.1(d)
Objection Notice                                   2.2(b)(i)
Permitted Liens                                    3.2

Person                                             4.3(b)
Preliminary Purchase Price                         2.1(a)
Purchase Price                                     2.1(a)
Qualifying Leases                                  6.5(b)
Release Date                                       2.1(g)
Required Consents                                  4.3(b)
Retail Store                                       Preliminary Statement A
Retail Stores                                      Preliminary Statement A
Retained Consideration                             2.1(g)
Subsequent Closing                                 6.5(b)
Subsidiaries                                       Preamble
Tax and Accounting Records                         11.15
Termination Date                                   3.1(a)
Unpaid Rent                                        2.1(f)
Unpaid Rent Amount                                 2.1(f)

         IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                    ASSIGNEE:

                                    Triton PCS Property Company L.L.C.

                                    By: Triton Management Company, Inc.,
                                           its Manager


                                    By: /s/ David D. Clark
                                       ---------------------------------------
                                       Name:  David D. Clark
                                       Title: Executive Vice President and CFO


                                    ASSIGNOR:

                                    BOBBY ALLISON WIRELESS CORPORATION


                                    By: /s/ Robert L. McGinnis
                                       ------------------------------
                                       Name:  Robert L. McGinnis
                                       Title: CEO


                                    BOBBY ALLISON WIRELESS, INC.


                                    By: /s/ James L. Ralph
                                       ------------------------------
                                       Name:  James L. Ralph
                                       Title: President

                                    EXHIBITS

         Exhibit A      -    Leases
         Exhibit B      -    Form of Assignment and Assumption Agreement
         Exhibit C      -    Form of Excluded Lease Notice
         Exhibit D      -    Form of Assignor Covenant Not to Compete
         Exhibit E      -    Form of Loaned Employees Agreement
         Exhibit F      -    Form of Assignor's Officer's Certificate
         Exhibit G      -    Form of Assignee's Officer's Certificate